UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 23, 2018

FALCONSTOR SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23970	77-0216135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Huntington Quadrangle, Melville, New York		11747
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 631-777-5188

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into Material Definitive Agreement.

On February 23, 2018, FalconStor Software, Inc. (“FalconStor” or the “Company”) closed on its previously-announced commitment (the “Commitment”) from HCP-FVA, LLC (“HCP-FVA”) to purchase up to $3 million of Units (as defined below) from the Company to backstop a proposed private placement of Units to certain eligible stockholders of the Company (the “Financing”). HCP-FVA subscribed for the full $3 million of Units (at the Company’s election) in the Commitment by payment of $2.5 million in cash and the conversion of a $500,000 short-term loan provided by HCP-FVA to the Company in November 2017 (the “Bridge Loan”) into Units. HCP-FVA is an affiliate of Hale Capital Partners, LP (together with HCP-FVA, “Hale Capital”), the Company’s largest stockholder through its ownership of the Company’s Series A Redeemable Preferred Stock (the “Series A Preferred Stock”), and an affiliate of FalconStor director, Martin Hale.

In the Financing, the Company intends to offer to FalconStor stockholders as of November 17, 2017 who are accredited investors the opportunity to purchase up to a total of 40 million Units (inclusive of subscriptions by HCP-FVA). The Financing is expected to close on or before September 23, 2018, and documentation relating to the Financing will be provided to prospective investors subsequent to the closing of the Commitment. Each Unit is expected to consist of the following (each, a “Unit”):

(i)	$0.10 in senior secured debt (for a total of $4 million of senior secured debt assuming full subscription of the Financing), secured by all of the assets of the Company and guaranteed by each of the Company’s domestic subsidiaries, having an interest rate of prime plus 0.75% and a maturity date of June 30, 2021 (the “Term Loan”);

(ii)	warrants to purchase 12.233 shares of the Company’s common stock for a nominal exercise price (for a total of 489.32 million shares assuming full subscription of the Financing) (the “Financing Warrants”); and

(iii)	0.0225 shares of Series A Preferred Stock at a per Unit price of $0.2643 (subject to increase to take into account accretion of the Series A Preferred Stock after June 30, 2018), all such shares to be acquired directly from their current holder, HCP-FVA.

The closing of the Commitment effectively constitutes HCP-FVA’s purchase of 30 million Units in the Financing. As a result, the maximum additional funds that the Company may receive in the Financing is $1 million through the purchase of 10 million Units by other eligible stockholders. If other eligible stockholders subscribe for more than 10 million Units, they will purchase those additional Units consisting of senior secured debt and Series A Preferred Stock directly from HCP-FVA (with the associated Financing Warrants to be issued by the Company directly to the eligible stockholders, and HCP-FVA’s Financing Warrants associated with those additional Units sold to the eligible stockholders to be cancelled in accordance with the terms of such Financing Warrants), subject to HCP-FVA maintaining at least 25% of the total Units to be issued in the Financing. HCP-FVA has agreed to subscribe for more than its pro rata portion of the Units available for purchase in the Financing (based on common stock ownership on an as-converted basis as of November 17, 2017), and if other eligible stockholders elect to subscribe for more than their pro rata share, the remaining Units shall be allocated among such stockholders (including HCP-FVA) in such manner as the Company, Hale Capital and the participating eligible stockholders shall agree.

On February 23, 2018, in connection with HCP-FVA’s subscription in the Financing, the Company entered into an Amended and Restated Term Loan Credit Agreement, dated as of the same date (the “Amended and Restated Loan Agreement”), with HCP-FVA and certain other loan parties named therein setting forth the terms of the Term Loan. The Amended and Restated Loan Agreement amends and restates that certain Loan Agreement, dated as of November 17, 2017, by and among the parties, pursuant to which HCP-FVA made the Bridge Loan.

Under the Amended and Restated Loan Agreement, in the event the Term Loan is prepaid for any reason, such prepayment will be subject to the payment of a premium in an amount equal to 5% of the principal amount prepaid. The Term Loan is required to be prepaid upon the occurrence of certain events, including but not limited to certain assets dispositions, the incurrence of additional indebtedness, the receipt of insurance proceeds, and a change of control, subject to certain exceptions.

The Amended and Restated Loan Agreement has customary representations, warranties and affirmative and negative covenants. The negative covenants include financial covenants by the Company to (i) maintain minimum cash denominated in U.S. dollars plus accounts receivable outstanding for less than 90 days of $2 million, and (ii) until the consummation of the Financing with eligible stockholders (other than HCP-FVA), not permit a variance of more than 10% of net cash flow from the amounts set forth in a rolling weekly detailed budget through the second fiscal quarter of 2018, agreed upon at the signing of the Amended and Restated Loan Agreement. The Amended and Restated Loan Agreement also contains customary events of default, including but not limited to payment defaults, cross defaults with certain other indebtedness, breaches of covenants, bankruptcy events and a change of control. In the case of an event of default, as administrative agent under the Loan Agreement, HCP-FVA may (and upon the written request of lenders holding in excess of 50% of the Term Loan, which must include HCP-FVA, is required to accelerate payment of all obligations under the Loan Agreement, and seek other available remedies.

Under the Amended and Restated Loan Agreement, the Company also agreed to use its commercially reasonable efforts to obtain, as soon as practicable (but in no event later than June 1, 2018), the approval of its stockholders to amend the Company’s Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of the Company’s common stock in order to permit the exercise of the Financing Warrants issuable in the Financing (the “Stockholder Approval”). HCP-FVA agreed that, prior to the record date for any Company stockholders meeting held in connection with the Stockholder Approval, HCP-FVA will exercise any Financing Warrants and any Backstop Warrants (as defined below) for which the Company has sufficient authorized capital and will vote the common stock it receives upon such exercise in favor of the Stockholder Approval.

As part of the Commitment, Hale Capital also agreed to postpone the date of the mandatory redemption of the Series A Preferred Stock from August 5, 2017 to July 30, 2021, and to waive prior breaches of the terms of the Series A Preferred Stock which had also triggered a mandatory redemption right.

The foregoing description of the Amended and Restated Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Loan Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

In exchange for serving as the backstop for the Financing, upon the closing of the Commitment, HCP-FVA received warrants to purchase 41,577,382 shares of the Company’s common stock for a nominal exercise price (the “Backstop Warrants”), in addition to the 13,859,128 Backstop Warrants issued to HCP-FVA in connection with the making of the Bridge Loan. If eligible stockholders (other than HCP-FVA) subscribe for and purchase more than fifty percent (50%) of the Units in the Financing on the terms and conditions set forth in Section 10.13 of the Amended and Restated Loan Agreement and Schedule 10.13 thereto, then 66.66% of the number of shares of common stock issued to HCP-FVA in respect of the Backstop Warrants issued upon the closing of the Commitment (or, if the Backstop Warrants issued upon the closing of the Commitment have not then been exercised, issuable to HCP-FVA) upon exercise of such Backstop Warrants, as determined on a post-cashless exercise basis, shall be cancelled (and, if such Backstop Warrants have been exercised on a non-cashless exercise basis, the Company shall reimburse HCP-FVA for the cash exercise price paid in respect of the cancelled warrant shares). The Backstop Warrants are in addition to the Financing Warrants issuable in the Financing. In consideration for HCP-FVA’s subscription of $3 million of Units, HCP-FVA was issued Financing Warrants to purchase 366,990,000 shares of the Company’s common stock for a nominal exercise price. The Financing Warrants are not exercisable until receipt of Stockholder Approval. The foregoing descriptions of the Financing Warrants and the Backstop Warrants do not purport to be complete and are qualified in their entirety by reference to the full text of a Financing Warrant and a Backstop Warrant, which are filed as Exhibit 10.2 and Exhibit 10.3 hereto, respectively, and incorporated by reference herein. The Backstop Warrants and the Financing Warrants were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.

The issuance of the Financing Warrants and the Backstop Warrants in connection with the Commitment and the Financing will have a substantial dilutive effect on all existing stockholders of the Company. For example, if HCP-FVA is the only subscriber in the Financing, Hale Capital will beneficially own, when combined with Hale Capital’s current ownership and shares set aside for management, approximately 73% of the common stock of the Company on an as-converted basis. If the Financing is fully subscribed and HCP-FVA’s subscription amounts to 25% of the total number of Units issued in the Financing, Hale Capital will beneficially own, when combined with Hale Capital’s current ownership and shares set aside for management, approximately 22% of the common stock of the Company on an as-converted basis.

The Commitment and the Financing were approved by the Company’s Board of Directors, based on a recommendation of a special committee of independent directors, with Mr. Hale recusing himself.

As previously disclosed in the Company’s filings with the Securities and Exchange Commission, the Company was actively seeking financing in order to meet the Company’s operating cash flow needs.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On February 26, 2018, the Company issued a press release announcing the closing of the Commitment. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Amended and Restated Term Loan Credit Agreement, dated as of February 23, 2018, by and among FalconStor Software, Inc., HCP-FVA, LLC, as Administrative Agent and as a Lender, and the other Loan Parties named therein.

10.2	Financing Warrant.

10.3	Backstop Warrant.

99.1	Press release dated February 26, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2018	FALCONSTOR SOFTWARE, INC.

	By:	/s/ Patrick McClain
		Name:	Patrick McClain
		Title:	Executive Vice President, Chief Financial Officer and Treasurer